Exhibit 99.1

Iron Mountain Incorporated Reports Second Quarter 2006 Financial Results

     - Total Revenues are $582 Million, Up 14%

     - Operating Income is $103 Million

     - OIBDA is $154 Million; 26.5% of Revenues

     - Net Income is $0.28 per Diluted Share

    BOSTON, July 27 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, today announced its financial results for the second quarter ended June 30, 2006, reporting higher revenues, strong internal revenue growth and net income for the quarter of $0.28 per diluted share.

    Iron Mountain's total consolidated revenues for the quarter ended June 30, 2006 grew to $582 million, an increase of 14% compared to the quarter ended June 30, 2005. For the quarter, storage revenues grew 12% and service revenues grew 15% compared to the same period in 2005. Storage revenues, which are considered a key performance indicator for the records management and data protection services industry, are largely recurring since customers typically retain their records for many years. This marks the 70th consecutive quarter for which the Company has reported increased storage revenues.

    For the second quarter of 2006, the storage and service revenue internal growth rates were 11% and 8%, respectively, yielding a total internal revenue growth rate of 9%. The total core storage and services revenue internal growth rate was 10% for the quarter.

    "Our business is performing well across geographies and service lines led by strong revenue growth, particularly storage revenues, the key driver of our business. We continue making the investments we believe will further enhance our ability to capture the tremendous market opportunity we see before us and drive future revenue growth and profitability," stated Richard Reese, the Company's Chairman and CEO.

    Operating income before depreciation and amortization ("OIBDA") was $154 million, or 26.5% of revenues, for the quarter ended June 30, 2006 compared to $141 million, or 27.6% of revenues, for the quarter ended June 30, 2005. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

    Operating income for the second quarter of 2006 was $103 million, or 18% of revenues, compared to $97 million, or 19% of revenues, for the same period in 2005. Net income for the quarter was $38 million, or $0.28 per diluted share, compared to $25 million, or $0.19 per diluted share, for the same period in 2005.

    Included in net income for the quarter is $7 million, or $0.03 per diluted share, of other income, net comprised of foreign currency related net gains. The foreign currency related gains were due primarily to the strengthening of the British Pound Sterling and the Canadian Dollar compared to March 31, 2006. Included in net income for the quarter ended June 30, 2005, is $5 million, or $0.02 per diluted share, of other expense, net comprised primarily of foreign currency related net losses, due primarily to the weakening of the British Pound Sterling and the Euro.

    For the six months ended June 30, 2006, the Company reported total consolidated revenues of $1.1 billion, an increase of 13%, with storage revenues growing at 12% and service revenues growing at 14% compared to the prior year. For the first six months of the year, storage and service revenue internal growth rates were 11% and 8%, respectively, yielding a total internal revenue growth rate of 9%.

    OIBDA was $296 million, or 25.9% of revenues, for the six months ended June 30, 2006 compared to $277 million, or 27.3% of revenues, for the six months ended June 30, 2005.

    Operating income for the first six months of 2006 was $195 million, or 17% of revenues, compared to $188 million, or 19% of revenues, for 2005. Net income was $65 million, or $0.49 per diluted share, for the first six months of 2006, compared to $48 million, or $0.37 per diluted share, for the comparable period in 2005.

    Included in net income for the six months ended June 30, 2006, is $10 million, or $0.04 per diluted share, of other income, net comprised primarily of foreign currency related net gains, due primarily to the strengthening of the British Pound Sterling and the Canadian Dollar. Included in net income for the six months ended June 30, 2005, is $10 million, or $0.04 per diluted share, of other expense, net comprised almost exclusively of foreign currency related net losses, due primarily to the weakening of the British Pound Sterling, the Canadian Dollar and the Euro.

    In line with its strategy, Iron Mountain acquires attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and information protection and storage service offerings while enhancing its existing operations. Since the end of the first quarter, the Company has completed several acquisitions including a 50.1% joint venture in India, a leading data protection business in Australia/New Zealand, a document management services business in Brazil, and several small shredding and records management businesses in North America.

                          Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):

                      Quarter Ending            Full Year Ending December 31, 2006
                       September 30,       -------------------------------------------
                          2006                   Previous                Current
                   --------------------    --------------------    -------------------
                      Low        High        Low         High        Low        High
                   --------    --------    --------    --------    --------   --------
Revenues           $    582    $    596    $  2,270    $  2,320    $  2,270   $  2,320
Operating Income         97         104         382         403         382        403
Depreciation &
 Amortization               ~53                 208         212         208        212

Capital
 Expenditures                                   320         360         320        360
Internal revenue
 Growth                                           7%          9%          7%         9%

    Iron Mountain's conference call to discuss the second quarter of 2006 financial results will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at http://www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain

    Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

                          Certain Important Factors

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2006 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (iv) the cost to comply with current and future legislation or regulation relating to privacy issues; (v) the impact of litigation that may arise in connection with incidents of inadvertent disclosures of customers' confidential information;
(vi) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost and availability of financing for contemplated growth; (viii) business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (ix) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; and (x) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    NOTE: Condensed Consolidated Financial Statements of Iron Mountain Incorporated follow

                           Iron Mountain Incorporated
                 Condensed Consolidated Statements of Operations
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                      Three Months Ended            Six Months Ended
                                           June 30,                     June 30,
                                   -------------------------    -------------------------
                                      2005          2006           2005          2006
                                   -----------   -----------    -----------   -----------
Revenues:
  Storage                          $   291,666   $   327,863    $   577,021   $   647,018
  Service and Storage Material
   Sales                               220,256       253,705        436,307       498,207

    Total Revenues                     511,922       581,568      1,013,328     1,145,225

Operating Expenses:
  Cost of Sales (Excluding
   Depreciation)                       228,088       259,290        458,716       521,658
  Selling, General and
   Administrative                      141,313       168,285        276,653       327,128
  Depreciation and Amortization         44,745        51,273         89,291       101,121
  Loss (Gain) on Disposal /
   Writedown of Property, Plant
   and Equipment, Net                    1,083          (174)           865           (11)

    Total Operating Expenses           415,229       478,674        825,525       949,896

Operating Income                        96,693       102,894        187,803       195,329

Interest Expense, Net                   47,222        47,254         93,028        93,832
Other Expense (Income), Net              4,946        (6,858)         9,609        (9,705)

    Income Before Provision for
     Income Taxes and
     Minority Interest                  44,525        62,498         85,166       111,202

Provision for Income Taxes              18,866        24,212         36,102        45,183
Minority Interest in Earnings of
 Subsidiaries, net                         249           444            705           904

    Net Income                     $    25,410   $    37,842    $    48,359   $    65,115

Net Income Per Share - Basic       $      0.19   $      0.29    $      0.37   $      0.49
Net Income Per Share - Diluted     $      0.19   $      0.28    $      0.37   $      0.49

Weighted Average Common Shares
 Outstanding - Basic                   130,474       131,929        130,228       131,805
Weighted Average Common Shares
 Outstanding - Diluted                 131,470       133,445        131,494       133,379

Operating Income before
 Depreciation and Amortization     $   141,438   $   154,167    $   277,094   $   296,450

                           Iron Mountain Incorporated
                      Condensed Consolidated Balance Sheets
                             (Amounts in Thousands)
                                   (Unaudited)

                                                  December 31,      June 30,
                                                      2005            2006
                                                 -------------   --------------
ASSETS

Current Assets:
  Cash and Cash Equivalents                      $      53,413   $       40,952
  Accounts Receivable (less allowances of
   $14,522 and $14,181, respectively)                  408,564          440,285
  Other Current Assets                                  92,191          108,359
     Total Current Assets                              554,168          589,596

Property, Plant and Equipment:
  Property, Plant and Equipment at Cost              2,556,880        2,746,506
  Less: Accumulated Depreciation                      (775,614)        (870,990)
     Property, Plant and Equipment, net              1,781,266        1,875,516

Other Assets:
  Goodwill, net                                      2,138,641        2,186,367
  Other Non-current Assets, net                        292,065          305,433
     Total Other Assets                              2,430,706        2,491,800

     Total Assets                                $   4,766,140    $   4,956,912

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current Portion of Long-term Debt              $      25,905    $      65,762
  Other Current Liabilities                            566,091          543,452
     Total Current Liabilities                         591,996          609,214

Long-term Debt, Net of Current Portion               2,503,526        2,541,996
Other Long-term Liabilities                            294,622          337,016

Minority Interests                                       5,867            5,083

Stockholders' Equity                                 1,370,129        1,463,603

     Total Liabilities and Stockholders' Equity  $   4,766,140    $   4,956,912

    APPENDIX A

    Operating Income Before Depreciation and Amortization

    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                          Three Months Ended      Six Months Ended
                                                June 30,               June 30,
                                          -------------------    -------------------
                                            2005       2006        2005       2006
                                          --------   --------    --------   --------
OIBDA (Operating Income Before
 Depreciation and Amortization) (1)       $    141   $    154    $    277   $    296
  Less:  Depreciation and Amortization          45         51          89        101

Operating Income (1)                      $     97   $    103    $    188   $    195

Less: Interest Expense, net                     47         47          93         94
      Other Expense (Income), net                5         (7)         10        (10)
      Provision for Income Taxes                19         24          36         45
      Minority Interest                         --         --           1          1

Net Income (1)                            $     25   $     38    $     48   $     65

Major Components of Other (Income)
 Expense, net:
      Foreign Exchange Effects            $      5   $     (7)   $     10   $     (9)

(1) Columns may not foot due to rounding.

    Free Cash Flows Before Acquisitions and Investments, or FCF

    FCF is defined as Cash Flows From Operating Activities less capital expenditures, net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs. As such, we believe this measure provides relevant and useful information to our current and potential investors. FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of Free Cash Flows Before Acquisitions and Investments to Cash Flows from Operating Activities (in millions):

                                                      Six Months Ended
                                                           June 30,
                                                      -----------------
                                                        2005      2006
                                                      -------   -------
Free Cash Flows Before Acquisitions and Investments   $    54   $    13
  Add:  Capital Expenditures, net                         131       154
        Additions to Customer Acquisition Costs             7         7
Cash Flows From Operating Activities (2)              $   191   $   174

Cash Paid for Acquisitions and Investments, net       $    35   $    74

(2) Columns may not foot due to rounding.

    Investor Relations Contact:
    Stephen P. Golden
    Director, Investor Relations
    sgolden@ironmountain.com
    (617) 535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             07/27/2006
    /CONTACT: Stephen P. Golden, Director, Investor Relations, Iron Mountain Incorporated, sgolden@ironmountain.com, +1-617-535-4799/
    /Web site:  http://www.ironmountain.com /